EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI,

PROFESSIONAL CORPORATION

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 493-6811

June 24, 2004

Align Technology, Inc.

881 Martin Avenue

Santa Clara, California 95050

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 24, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares of your Common Stock (the “Shares”) reserved for issuance pursuant to an Option Agreement by and between Align Technology, Inc. and Zia Chishti and an Option Agreement by and between Align Technology, Inc. and Kelsey Wirth, each dated January 24, 2001 (collectively, the “Agreements”). As your counsel we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Shares under the Agreements.

It is our opinion that, when issued and sold in the manner described in the Agreements, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation